AMENDMENT AGREEMENT NO. 7

This AMENDMENT AGREEMENT NO. 7 (this “Amendment”) is made as of October 28, 2021, by and among BARON SELECT FUNDS, a Delaware statutory trust (the “Trust”), on behalf of its series BARON PARTNERS FUND (the “Fund”; the Trust acting on behalf of the Fund being hereinafter referred to as the “Borrower”), the lending institutions listed on the signature pages hereof (collectively, the “Banks”) and STATE STREET BANK AND TRUST COMPANY, as operations agent for itself and the other Banks (in such capacity, the “Operations Agent”).

WHEREAS, the Borrower, the Banks and the Operations Agent are parties to that certain Second Amended and Restated Credit Agreement dated as of November 5, 2015 (as amended, modified, supplemented and in effect from time to time, the “Credit Agreement”); and

WHEREAS, the parties hereto wish to amend the Credit Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1. Definitions. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

§2. Amendment to Section 1.01 of the Credit Agreement. Section 1.01 of the Credit Agreement is hereby amended as follows:

(a) the definition of “Interest Period” contained in Section 1.01 of the Credit Agreement is hereby amended by deleting the words “(ii) for any LIBOR Rate Loan, one month or two months” which appear in clause (a)(ii) of such definition and substituting in place thereof the words “(ii) for any LIBOR Rate Loan, one month”.

(b) the definitions of “Obligations” and “Termination Date” contained in Section 1.01 of the Credit Agreement are each hereby amended by deleting each such definition in its entirety and restating each such definition as follows:

“Obligations” means all indebtedness, obligations and liabilities of the Borrower to any of the Banks or the Operations Agent, existing on the date of this Agreement or arising thereafter, direct or indirect, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans to the Borrower or any of the Notes or other instruments at any time evidencing any thereof and including, without limitation, Erroneous Payment Subrogation Rights.

“Termination Date” means October 27, 2022 or such earlier date on which the Commitments terminate or are terminated pursuant to the terms hereof, provided, that the Termination Date (and each Bank’s Commitment to make Loans to the Borrower hereunder) may be extended in accordance with Section 2.08 hereof.

(c) by inserting the following definitions in the appropriate alphabetical order:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” means, initially, USD LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 8.01(c), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(1) For purposes of clause (i) of Section 8.01(c), the first alternative set forth below that can be determined by the Operations Agent:

(a) the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or

(b) the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (i) of Section 8.01(c); and

(2) For purposes of clause (ii) of Section 8.01(c), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Operations Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Operations Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Operations Agent in a manner substantially consistent with market practice (or, if the Operations Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Operations Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Operations Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than USD LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Operations Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Operations Agent decides that any such convention is not administratively feasible for the Operations Agent, then the Operations Agent may establish another convention in its reasonable discretion.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Banks, so long as the Operations Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Banks, written notice of objection to such Early Opt-in Election from Banks comprising the Required Banks.

“Early Opt-in Election” means the occurrence of:

(1) a notification by the Operations Agent to (or the request by the Borrower to the Operations Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Operations Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Operations Agent of written notice of such election to the Banks.

“Erroneous Payment” has the meaning set forth in Section 7.14(a).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 7.14(d).

“Erroneous Payment Impacted Class” has the meaning set forth in Section 7.14(d).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 7.14(d).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 7.14(e).

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“Payment Recipient” has the meaning set forth in Section 7.14(a).

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

(d) by deleting the definitions of “LIBOR Successor Rate” and “LIBOR Successor Rate Conforming Changes” in their entirety.

§3. Amendment to Article VII to the Credit Agreement. Article VII of the Credit Agreement is hereby amended by inserting immediately after Section 7.13 thereof the following new Section 7.14:

SECTION 7.14. Erroneous Payments (a) If the Operations Agent (x) notifies a Bank or any Person who has received funds on behalf of a Bank (any such Bank or any such other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Operations Agent has determined in its sole discretion (whether or not after receipt of any notice under clause (b) hereof) that any funds (as set forth in such notice from the Operations Agent) received by such Payment Recipient from the Operations Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Bank or such other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Operations Agent pending its return or repayment as contemplated below in this Section 7.14 and shall be held in trust for the benefit of the Operations Agent, and such Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Operations Agent may, in its sole discretion, specify in writing), return to the Operations Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Operations Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Operations Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Operations Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Operations Agent to any Payment Recipient under this Section 7.14(a) shall be conclusive, absent manifest error.

(b) Without limiting Section 7.14(a), each Bank or any Person who has received funds on behalf of a Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Operations Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Operations Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Operations Agent (or any of its Affiliates), or (z) that such Bank, or such other recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)

it acknowledges and agrees that (A) in the case of clauses (x) or (y) above, an error and mistake shall be presumed to have been made (absent written confirmation from the Operations Agent to the contrary) or (B) an error and mistake has been made (in the case of clause (z) above), in each case, with respect to such payment, prepayment or repayment; and

(ii)

such Bank shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Domestic Business Day of its knowledge of the occurrence of any of the circumstances described in clauses (x), (y) and (z) above) notify the Operations Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Operations Agent pursuant to this Section 7.14(b).

For the avoidance of doubt, the failure to deliver a notice to the Operations Agent pursuant to this Section 7.14(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 7.14(a) or on whether or not an Erroneous Payment has been made.

(c) Each Bank hereby authorizes the Operations Agent to set off, net and apply any and all amounts at any time owing to such Bank under any Loan Document, or otherwise payable or distributable by the Operations Agent to such Bank under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Operations Agent has demanded to be returned under Section 7.14(a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Operations Agent for any reason, after demand therefor in accordance with Section 7.14(a), from any Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Operations Agent’s notice to such Bank at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Bank shall be deemed to have assigned its Loans (but not its Commitment) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Operations Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Operations Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance with respect to such Erroneous Payment Deficiency Assignment, and such Bank shall deliver any notes evidencing such Loans to the Borrower or the Operations Agent (but the failure of such Person to deliver any such notes shall not affect the effectiveness of the foregoing assignment), (B) the Operations Agent as the assignee Bank shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Operations Agent as the assignee Bank shall become a Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Bank shall cease to be a Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitment which shall survive as to such assigning Bank, (D) the Operations Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Operations Agent will reflect in the register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitment of any Bank and such Commitment shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 9.06 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Operations Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Operations Agent shall retain all other rights, remedies and claims against such Bank (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Bank (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Operations Agent on or with respect to any such Loans acquired from such Bank pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Operations Agent) and (y) may, in the sole discretion of the Operations Agent, be reduced by any amount specified by the Operations Agent in writing to the applicable Bank from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Operations Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Operations Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Bank, to the rights and interests of such Bank) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Borrower’s Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Operations Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 7.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of such Obligations that would have been payable had such Erroneous Payment not been made by the Operations Agent; provided, further, that for the avoidance of doubt, clauses (x) and (y) above shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Operations Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Operations Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 7.14 shall survive the resignation or replacement of the Operations Agent, any transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

§4. Amendment to Section 8.01 to the Credit Agreement. Section 8.01(c) of the Credit Agreement is hereby amended by deleting Section 8.01(c) in its entirety and restating it as follows:

(c) Notwithstanding anything to the contrary herein or in any other Loan Document:

(i) Replacing USD LIBOR. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month USD LIBOR tenor settings. On the earlier of (x) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (y) the Early Opt-in Effective Date, if the then-current Benchmark is USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii) Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Operations Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Operations Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of the Base Rate based upon the Benchmark will not be used in any determination of the Base Rate.

(iii) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Operations Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iv) Notices; Standards for Decisions and Determinations. The Operations Agent will promptly notify the Borrower and the Banks of (x) the implementation of any Benchmark Replacement and (y) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Operations Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

(v) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (x) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR), then the Operations Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (y) the Operations Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

§5. Representations and Warranties. The Borrower hereby represents and warrants as follows:

(a) Representations and Warranties in Credit Agreement. The representations and warranties of the Borrower contained in the Credit Agreement were true and correct as of the date made and are also true on and as of the date hereof and with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) No Default. No Default or Event of Default has occurred and is continuing.

(c) Authority, Etc. The execution and delivery by the Borrower of this Amendment and the Borrower’s performance of this Amendment and the Credit Agreement as amended hereby (as so amended, the “Amended Agreement”) (i) are within the Borrower’s trust powers, (ii) have been duly authorized by all necessary action on the part of the Borrower, (iii) require no authorization or action by or in respect of, or filing with, any governmental body, agency or official or any shareholder or creditor of the Borrower, (iv) do not contravene, or constitute a default under, any provision of (A) any Applicable Law, (B) the Charter Documents of the Borrower, (C) any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower, or (D) the most recent Prospectus and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower (other than Liens in favor of the Operations Agent to secure the Obligations).

(d) Enforceability of Obligations. This Amendment has been duly executed and delivered by the Borrower. Each of this Amendment and the Amended Agreement constitutes the valid and legally binding agreement of the Borrower, in each case enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in equity or at law).

§6. Effectiveness. This Amendment shall be effective as of the date first written above upon receipt by the Operations Agent of the following:

(a) this Amendment, duly executed and delivered by each of the Borrower, the Banks and the Operations Agent;

(b) as to the incumbency of, and bearing manual specimen signatures of, the officers and other representatives of the Borrower who are authorized to execute and take actions under this Amendment and the Loan Documents on behalf of the Borrower (or a certification that no changes have been made to the certification of incumbency contained in paragraph (h) of that Secretary’s Certificate dated as of October 29, 2020 (the “Fifth Amendment Certificate”) delivered to the Operations Agent by the Borrower on October 29, 2020 pursuant to Section 7(b) of the Amendment Agreement No. 5 dated as of October 29, 2020 (the “Fifth Amendment”) by and among the Borrower, the Banks and the Operations Agent) and the individuals set forth therein remain authorized to execute and take actions under the Amendment and the Loan Documents on behalf of the Borrower), and certifying and attaching copies of (i) the Charter Documents of the Borrower (or a certification that no changes have been made to the Charter Documents delivered to the Operations Agent by the Borrower on the Effective Date pursuant to Section 3.01(f) of the Credit Agreement), (ii) the written resolutions of the Board of Trustees of the Borrower, authorizing the transactions contemplated hereby, (iii) the current Prospectus of the Borrower as then in effect (or a certification that no changes have been made to the Prospectus delivered to the Operations Agent by the Borrower on October 29, 2020 pursuant to Section 7(b) of the Fifth Amendment and attached as Exhibit A to the Fifth Amendment Certificate), (iv) the investment advisory agreement and any other investment management or submanagement agreements of the Borrower as currently in effect (or a certification that no changes have been made to such investment advisory agreement and any other investment management or submanagement agreements delivered to the Operations Agent by the Borrower on the Effective Date pursuant to Section 3.01(f)(i) of the Credit Agreement), and (v) the custodian agreement of the Borrower currently in effect (or a certification that no changes have been made to the custodian agreement delivered to the Operations Agent by the Borrower on the Effective Date pursuant to Section 3.01(f)(i) of the Credit Agreement);

(c) receipt by the Operations Agent of (i) a copy of the certificate of trust of the Trust, with all amendments, certified as of a recent date by the Secretary of State of the State of Delaware; and (ii) a legal existence and good standing certificate for the Trust issued by the Secretary of State of the State of Delaware, dated as of a recent date;

(d) a non-refundable upfront fee, payable in cash to the Operations Agent for the respective accounts of the Banks, of five (5) basis points on the Aggregate Commitment Amount; and

(e) all other fees payable to the Operations Agent pursuant to the terms of the Loan Documents, including any fee letter.

§7. Ratification of the Borrower. The Borrower ratifies and confirms in all respects all of its obligations to the Operations Agent and the Banks under the Credit Agreement and the other Loan Documents and hereby affirms its absolute and unconditional promise to pay to the Banks and the Operations Agent the Loans made to it and all other amounts due from it under the Credit Agreement as amended hereby. Each of the Credit Agreement and this Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby.

§8. Miscellaneous. This Amendment shall be a Loan Document for all purposes under the Credit Agreement. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. Except as specifically amended by this Amendment, the Credit Agreement and all other agreements and instruments executed and delivered in connection with the Credit Agreement shall remain in full force and effect. This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Credit Agreement or any of the other Loan Documents. Nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Operations Agent and the Banks consequent thereon. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Amendment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

BARON SELECT FUNDS, on behalf of itself and its series BARON PARTNERS FUND

By:	/s/ Patrick M. Patalino
Name: Patrick M. Patalino
Title: General Counsel

STATE STREET BANK AND TRUST COMPANY, as a Bank and as Operations Agent

By:	/s/ Brian Kociuba
Title: Vice President

THE BANK OF NOVA SCOTIA, Houston Branch, as a Bank

By:	/s/ Aron Lau
Title:	Director